UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 24, 2015

AMERICAN NATIONAL INSURANCE COMPANY

(Exact name of registrant as specified in its charter)

Texas	001-34280	74-0484030
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

One Moody Plaza Galveston, Texas	77550-7999
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(409) 763-4661
n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 27, 2015, American National Insurance Company (the “Company”) filed a Current Report on Form 8-K (the “Original Report”) announcing the April 24th election by the Board of Directors of James E. Pozzi as President and Chief Executive Officer of the Company. The Company is filing this amendment to the Original Report to disclose the material compensation arrangements with respect to Mr. Pozzi.

At its regular meeting on July 28, 2015, the Compensation Committee of the Company’s Board of Directors approved certain material changes to Mr. Pozzi’s compensation. First, his annual base salary was increased to $900,000. Second, his aggregate Level 1 (threshold) and Level 2 (target) incentive award opportunities under the 2015 Executive Incentive Compensation Plan were increased to 150% and 300% of base salary, respectively. The Compensation Committee also capped his aggregate incentive award opportunity at target and directed that his incentive award be paid one-third in cash and two-thirds in restricted stock units, with quarterly payments as previously provided. The Compensation Committee further directed that these changes be effective as of May 1, 2015, with the Company to make “catch up” payments for Mr. Pozzi’s base salary and quarterly incentive compensation payments to implement these changes as of such date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN NATIONAL INSURANCE COMPANY.

By:	/s/ John J. Dunn, Jr.
	Name:	/s/ John J. Dunn, Jr.
	Title:	Vice President and Chief Financial Officer

Date: July 31, 2015